                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                   ITEQ, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                                   ITEQ, INC.

                         2727 ALLEN PARKWAY, SUITE 760
                              HOUSTON, TEXAS 77019


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 19, 1997

                         ------------------------------

     Notice is hereby given that the annual meeting of the stockholders of ITEQ, Inc. (the "Company") will be held at the offices of the Company, 2727 Allen Parkway, Suite 760, Houston, Texas 77019, on Thursday, June 19, 1997, at 11:00 a.m. central time, for the following purposes:

     1. To elect a board of seven directors to serve until the next annual meeting of stockholders or until their successors are elected and qualify; and

     2. To consider and act upon such other business as may properly be presented to the meeting.

     A record of stockholders has been taken as of the close of business on May 15, 1997, and only those stockholders of record on that date will be entitled to notice of and to vote at the meeting. A stockholders' list will be available at the offices of the Company commencing June 7, 1997, and may be inspected during normal business hours before the annual meeting.

     If you do not expect to be present at the meeting, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY in the enclosed stamped envelope which has been provided for your convenience. The prompt return of proxies will ensure a quorum and save the Company the expense of further solicitation.

                                        By Order of the Board of Directors,



                                        Lawrance W. McAfee,
                                        Executive Vice President, Chief
                                        Financial Officer and Secretary

May 21, 1997

                                   ITEQ, INC.
                         2727 ALLEN PARKWAY, SUITE 760
                              HOUSTON, TEXAS 77019

                                PROXY STATEMENT


     This Proxy Statement is being mailed to stockholders commencing on or about May 21, 1997, in connection with the solicitation by the board of directors of ITEQ, Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders to be held in Houston, Texas on June 19, 1997, and at any adjournment thereof, for the purposes set forth in the accompanying notice. Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as the holders of the proxies. Proxies marked as abstaining on any matter to be acted on by the stockholders will be treated as present at the annual meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. Any proxy on which no direction is specified will be voted for the election of each of the directors nominated by the Company named herein. A stockholder may revoke a proxy by delivering to the Company written notice of revocation, delivering to the Company a proxy signed on a later date or voting in person at the annual meeting.

     As of May 15, 1997, the record date for the determination of stockholders entitled to vote at the annual meeting, there were 11,845,793 shares of the Common Stock outstanding. Each share of Common Stock entitles the holder to one vote on all matters presented at the meeting.

                             ELECTION OF DIRECTORS

     At the meeting, seven nominees are to be elected, each director to hold office until the next annual meeting of stockholders or until his successor is elected and qualifies. The persons named in the accompanying proxy have been designated by the board of directors and, unless authority is withheld, they intend to vote for the election of the nominees named below to the board of directors. If any nominee should become unavailable for election, the proxy may be voted for a substitute nominee selected by the persons named in the proxy, or the board may be reduced accordingly; however, the board of directors is not aware of any circumstances likely to render any nominee unavailable.

NOMINEES

     Certain information concerning the nominees is set forth below:

              NAME                              POSITION                            AGE       DIRECTOR SINCE
              ----                              --------                            ---       --------------
 Mark E. Johnson . . . . . . . . .   Director, chairman of the board,                46             1995
                                     president and chief executive officer

 Lawrance W. McAfee(1) . . . . . .   Director, executive vice president,             42             1995
                                     chief financial officer and secretary

 Pierre S. Melcher . . . . . . . .   Director, senior vice president and             37             1995
                                     treasurer

 Thomas N. Amonett(2)  . . . . . .   Director                                        52             1996

 T. William Porter(1)(2) . . . . .   Director                                        55             1995

 James L. Rainey, Jr.(1)(2)  . . .   Director                                        66             1993

 James A. Read . . . . . . . . . .   Director                                        46             1997

(1)  Member, audit committee of the board of directors.

(2)  Member, compensation committee of the board of directors.

     Mark E. Johnson. Mr. Johnson has been a director of the Company since December 1995 and chairman of the board, president and chief executive officer since March 1996. From February 1994 until December 1995, Mr. Johnson was a shareholder, director and president of Allied Industries, Inc. ("Allied"), a wholly-owned subsidiary of the Company since December 1995. Prior to that time, Mr. Johnson was a private investor and was a shareholder and served as chairman of the board, chief executive officer and president of Semco, Inc. ("Semco"), a manufacturer of pneumatic conveyancing equipment, and of Stillbrooke Corporation, a cemetery and funeral home holding company. From 1982 to 1986, Mr. Johnson served as a partner of KPMG Peat Marwick LLP.

     Lawrance W. McAfee. Mr. McAfee has been a director of the Company since December 1995 and executive vice president and chief financial officer since January 1993 and secretary since May 1993. From 1991 until the time he joined the Company in 1993, Mr. McAfee served as a director and chief financial officer of Waste Processor Industries, Inc., an environmental services company. Prior to that time, Mr. McAfee served as senior vice president and chief financial officer of Stillbrooke Corporation from 1989 to 1991. From 1982 to 1989, Mr. McAfee served as vice president and chief financial officer of U.S. Home Corporation, a residential builder, developer and financial services company.

     Pierre S. Melcher. Mr. Melcher has been a director of the Company since March 1996 and senior vice president and treasurer since April 1996. From February 1994 until December 1995, Mr. Melcher was a shareholder and served as director and senior vice president of Allied. Prior to that time , Mr. Melcher pursued private investments and was a shareholder and served as a director and senior vice president of Semco. From 1988 to 1991, Mr. Melcher served as an investment banker with Texas Commerce Bank.

     Thomas N. Amonett. Mr. Amonett has been a director of the Company since April 1996. Mr. Amonett has served as acting chief executive officer of Weatherford Enterra, Inc., an energy services company, since July 1996, and a director since May 1974. From July 1992 to December 1995, he served as president and a director of Reunion Resources Company (previously known as Buttes Gas and Oil Company), a Houston-based oil and gas exploration, development and production company. From 1986 to 1992, he was of counsel with the law firm of Fulbright & Jaworski L.L.P. Mr. Amonett also currently serves as a director of American Residential Services, Inc., a residential services company, and of PetroCorp Incorporated, an oil and gas producer.

     T. William Porter. Mr. Porter has served as a director of the Company since December 1995. Since 1981, Mr. Porter has been a partner of Porter & Hedges, L.L.P., a Houston-based law firm and the Company's principal outside legal counsel. Mr. Porter also serves on the board of Gundle/SLT Environmental, Inc., a manufacturer and supplier of lining systems used in waste and industrial containment systems.

     James L. Rainey. Mr. Rainey has served as a director of the Company since October 1993. He is an independent business consultant. From May 1986 through April 1991, he served as president and chief executive officer of Farmland Industries, Inc., the largest domestic agricultural supply cooperative. Prior to that time, he spent over 20 years with Kerr-McGee Corporation, including serving as president of Kerr-McGee Chemical Corporation. Mr. Rainey also serves on the boards of Jacobs Engineering Group, Inc., The Wirthlin Group and Biomat, Inc.

     James A. Read. Mr. Read has served as a director of the Company since January 1997. Since 1988, Mr. Read has served as a managing director of Mezzanine Management Limited, an independent private debt and equity fund management and advisory company. Mr. Read also serves on the boards of Core Laboratories N.V., JJI Lighting Group, Inc. and Western Sky Industries, Inc. in the United States and British Printing Co. Limited, Page One Communications Limited, Wellington Holding plc, CF Holdings Ltd. and CB Holdings SA in Europe.

BOARD AND COMMITTEE ACTIVITY, STRUCTURE AND COMPENSATION

     During 1996, the board of directors convened on 6 regularly or specially scheduled occasions. The audit and compensation committees of the board each held one meeting in 1996. Each director attended at least 75% of all meetings of the board and all committees on which he served during the year.

     The Company's operations are managed under the broad supervision and direction of the board of directors, which has the ultimate responsibility for the establishment and implementation of the Company's general operating philosophy, objectives, goals and policies. Pursuant to delegated authority, certain board functions are discharged by the standing committees of the board. The compensation committee is responsible for the formulation and adoption of all executive compensation, benefit and insurance programs, subject to full board approval where legally required, and supervises the administration of all executive compensation and benefit programs, including the establishment of specific criteria against which all annual performance based benefits are to be measured. The audit committee assists the board in assuring that the accounting and reporting practices of the Company are in accordance with all applicable requirements. The board of directors does not presently maintain a nominating committee; stockholders who may wish to suggest individuals for possible future consideration for board positions should direct recommendations to the board of directors at the Company's principal offices.

     Directors not employed by the Company are granted annually options to purchase 10,000 shares of Common Stock under the Directors' Stock Option Plan to compensate them for their services. They also receive $1,000 for each meeting of the board they attend in person. In addition, they are reimbursed for their expenses of attending these meetings.

EXECUTIVE OFFICER TENURE AND IDENTIFICATION

     The executive officers serve at the pleasure of the board of directors and are subject to annual appointment by the board at its first meeting following the annual meeting of stockholders. Certain information concerning the executive officer of the Company who is not also a member of the board of directors is set forth below:

     John P. Fitzpatrick, 54, was elected vice president of operations of the Company in March 1995. Previously, Mr. Fitzpatrick had served as president of Air-Cure, Inc., a former subsidiary of the Company. Prior to joining the Company in July 1993, Mr. Fitzpatrick spent seven years with Graco, Inc. including as manager of engineered systems operations. Previously, he spent 20 years in various sales, marketing and management positions with General Electric Corporation.

MANAGEMENT STOCKHOLDINGS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at April 30, 1997, by (i) all directors, (ii) the chief executive officer and other executive officers and (iii) all directors and executive officers as a group.


                     NAME OF PERSON OR                                NUMBER OF             PERCENT OF
                     IDENTITY OF GROUP                                SHARES(1)                CLASS
                   ---------------------                              ----------            ----------
 Mark E. Johnson . . . . . . . . . . . . . . . . . . . . . .           1,668,062                 14.1%

 Thomas N. Amonett . . . . . . . . . . . . . . . . . . . . .              12,000                    *

 Lawrance W. McAfee  . . . . . . . . . . . . . . . . . . . .             228,000                  1.8%

 Pierre S. Melcher . . . . . . . . . . . . . . . . . . . . .           2,019,034                 17.0%

 T. William Porter . . . . . . . . . . . . . . . . . . . . .              15,000                    *

 James L. Rainey, Jr.  . . . . . . . . . . . . . . . . . . .              30,000                    *

 James A. Read Jr. . . . . . . . . . . . . . . . . . . . . .               5,000                    *

 John P. Fitzpatrick . . . . . . . . . . . . . . . . . . . .              45,995                    *

 All directors and officers as a group (8 persons)(2)  . . .           4,023,091                 33.5%

----------

*Less than 1% of outstanding shares.

(1) Includes shares underlying outstanding stock options, as follows: Mr. Amonett - 12,000; Mr. McAfee - 213,750; Mr. Porter - 15,000; Mr. Rainey - 30,000; Mr. Read - 5,000; and Mr. Fitzpatrick - 39,375.

(2)  Includes all shares referred to note in (1) above.

VOTE REQUIRED FOR ELECTION

     The seven nominees for election as directors at the annual meeting who receive the greatest number of votes cast for election by the holders of Common Stock of record shall be the duly elected directors upon completion of the vote tabulation at the annual meeting, provided a majority of the outstanding shares as of the record date are present in person or by proxy at the meeting. Any proxy containing an abstention from voting for any nominee will be sufficient to represent the shares at the meeting for purposes of determining whether a quorum is present, but will count neither as a vote for nor against any nominee with respect to whom the holder has abstained from voting. In tabulating votes, a record will be made of the number of shares voted for each nominee, the number of shares with respect to which authority to vote for that nominee has been withheld, and the number of shares held of record by broker-dealers and present at the meeting but not voting.

                               OTHER INFORMATION

PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock at April 30, 1997, by each stockholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock.

              NAME OF PERSON
           OR IDENTITY OF GROUP                   NUMBER OF SHARES                   PERCENT OF CLASS
           --------------------                   ----------------                   ----------------
 Mark E. Johnson                                      1,668,062                           14.1%
    2727 Allen Parkway, Suite 760
    Houston, Texas 77019

 Pierre S. Melcher                                    2,019,034                           17.0%
   2727 Allen Parkway, Suite 760
    Houston, Texas 77019

 International Mezzanine Capital, B.V.                1,525,333(1)                        11.6%
    Manfield House
    376-379 Strand
    London WCZR-OLR
    United Kingdom

----------

(1) Consists of Common Stock which may be acquired upon exercise of outstanding warrants.

EXECUTIVE COMPENSATION

     The following table reflects all forms of compensation for services to the Company for the periods indicated of each individual who was (i) the chief executive officer at any time during the period or (ii) an executive officer at December 31, 1996 (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                       ANNUAL COMPENSATION                COMPENSATION
                                              ----------------------------------          ------------
                                                                                             STOCK
                                                                                            OPTIONS
   NAME AND PRINCIPAL POSITION       YEAR      SALARY        BONUS        OTHER             (SHARES)
---------------------------------    ----     --------      --------     -------          ------------
 Mark E. Johnson . . . . . . . . .   1996     $330,886      $200,000          -                -
   Chairman, president and           1995     $300,000      $150,000          -                -
   chief executive officer           1994     $268,622      $150,000          -                -

 Lawrance W. McAfee  . . . . . . .   1996     $192,067      $110,000     $47,112(1)          106,250
   Executive vice president,         1995     $141,750      $ 82,215          -               25,000
   chief financial officer and       1994     $135,000      $  6,250          -               15,000
   secretary

 Pierre S. Melcher . . . . . . . .   1996     $158,214      $ 40,000          -                -
   Senior vice president             1995     $150,000      $150,000          -                -
   and treasurer                     1994     $133,583      $150,000          -                -

 John P. Fitzpatrick . . . . . . .   1996     $143,694      $ 65,000          -              12,500
   Vice president of operations      1995     $130,000      $ 75,400          -              12,500
                                     1994     $120,000      $ 33,648          -              12,500

------------

(1)  Consists of reimbursement of relocation expenses.

     OPTION GRANTS

     The following sets forth information about stock option grants during 1996 to the Named Executives.

                                                                                                 POTENTIAL REALIZED
                                                                                                  VALUE AT ASSUMED
                                                                                                   ANNUAL RATES OF
                                                                                                     STOCK PRICE
                                                                                                  APPRECIATION FOR
                                                INDIVIDUAL GRANTS                                  OPTION TERM(1)
                           -----------------------------------------------------------         -----------------------
                                            PERCENTAGE
                                               OF
                                              TOTAL
                                             OPTIONS
                                             GRANTED
                                               TO
                            OPTIONS         EMPLOYEES       EXERCISE        EXPIRATION
         NAME              GRANTED(2)       IN 1996           PRICE            DATE(3)            5%            10%
         ----              ----------       ---------       --------        ----------         --------       --------
 Lawrance W. McAfee         100,000            30%           $3.88           2/28/2006         $244,011       $618,372

                              6,250             2%           $3.38           6/26/2001         $  4,553       $ 12,897

 John P. Fitzpatrick         12,500             4%           $3.38           6/26/2001         $  9,106       $ 25,794

----------

(1) Potential values stated are the result of using the SEC method of calculations of 5% and 10% appreciation in value from the date of grant to the end of the option term. Such assumed rates of appreciation and potential realizable values are not necessarily indicative of the appreciation, if any, which may be realized in future periods.

(2) The options were granted for terms of five years or ten years, as indicated, subject to earlier termination in certain events related to termination of employment.

(3)  The options vest over three to four years from the date of grant.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information with respect to the unexercised options to purchase shares of Common Stock for each of the Named Executives held by them at December 31, 1996. None of the Named Executives exercised any options during 1996.


                                                                                VALUE OF
                                    NUMBER OF UNEXERCISED                      UNEXERCISED
                                         OPTIONS AT                           IN-THE-MONEY
                                      DECEMBER 31, 1996                        OPTIONS AT
                                          (SHARES)                        DECEMBER 31, 1996(1)
                              --------------------------------       -------------------------------
           NAME               EXERCISABLE        UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
           ----               -----------        -------------       -----------       -------------
 Lawrance W. McAfee             138,750             107,500           $112,791           $120,681

 John P. Fitzpatrick             39,375              28,125           $ 20,820           $ 45,648

----------

(1) Represents the difference between the closing price of the Common Stock on the Nasdaq National Market on December 31, 1996 ($4.69 per share), and any lesser exercise price.

EMPLOYMENT AGREEMENTS

     Mr. Johnson is employed under an agreement entered into effective December 1995 providing for a two year term, which terminates in December 1997.
Pursuant to the agreement, Mr. Johnson receives an annual salary of $300,000 per year and is entitled to receive an annual bonus in an amount up to 50% of the annual salary pursuant to mutually agreed upon incentive plans. The agreement also provides that the employee will not compete with the business of the Company for a period of two years after termination of the Agreement.

     Mr. McAfee is employed under an agreement entered into effective March 1996 with the Company which is for a three year term and for which an additional one year term is added to the term of the agreement upon the expiration of each one year period, unless either party gives prior notice that such one year additional term will not apply. Pursuant to the agreement, Mr. McAfee receives a base annual salary of $200,000 and for 1996, he was entitled to a bonus of not less than $50,000. Additionally, the agreement provides for a stock option grant of 100,000 shares of Common Stock, 25,000 shares of which are immediately vested and the remaining 75,000 shares vest as to 33% thereof on March 1 of each year beginning in 1997. Mr. McAfee's agreement also contains a provision pursuant to which if he is terminated subsequent to a change of control in the Company or Mr. McAfee elects to terminate his employment within one year after such change of control, he is entitled to payment of two times his base compensation. The agreement also provides that the employee will not compete with the business of the Company for a period of two years after termination of the Agreement.

     Mr. Melcher is employed under an agreement entered into in December 1995 providing for a two year term, which is automatically extended for additional one year periods unless either party gives the other six months notice prior to the end of any term then in effect. Pursuant to the agreement, Mr. Melcher receives an annual salary of $150,000 per year and is entitled to receive an annual bonus in an amount up to 50% of the annual salary pursuant to mutually agreed upon incentive plans. The agreement also provides that the employee will not compete with the business of the Company for a period of two years after termination of the Agreement.

     Mr. Fitzpatrick is employed under an agreement entered into in July 1996 providing for a three year term. Pursuant to the agreement, Mr. Fitzpatrick receives an annual salary of $143,000 per year and is entitled to receive an annual bonus in an amount based on any incentive plans adopted by the Company. Mr. Fitzpatrick's agreement also contains a provision pursuant to which if he is terminated subsequent to a change of control in the Company or Mr. Fitzpatrick elects to terminate his employment within two months after such change of control, he is entitled to payment of two times his base compensation. The agreement also provides that the employee will not compete with the business of the Company for a period of two years after termination of the Agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In March 1996, six stockholders who collectively owned a majority of the Company's outstanding common stock acted by consent and reconstituted the Company's board of directors. The reconstituted board then made certain changes in the Company's management and in the composition of various board committees. The compensation committee of the board of directors, as the committee was reconstituted following the March 1996 change of control, has furnished the following report on executive compensation for 1996:

     Under the supervision of the compensation committee, the Company intends to maintain and enhance its profitability, and thus the value of its common stock, by relating executive compensation and stock-based benefits to the Company's financial performance. In general, executive financial rewards may be segregated into the following significant components: base compensation, bonus and stock-based benefits.

     The 1996 compensation packages for executive officers who were incumbent at the beginning of the year were approved by a predecessor compensation committee and ratified without change by the then incumbent board of directors. Messrs. Mark E. Johnson, Larry W. McAfee and Pierre S. Melcher were subject to preexisting employment contracts which established their respective salaries at $300,000, $150,000 and $150,000 and generally outlined their entitlements to bonus consideration for the year. Upon becoming the Company's chief executive officer in March 1996, Mr. Johnson renegotiated Mr. McAfee's existing employment agreement on behalf of the Company as an inducement to cause Mr. McAfee to remain with the Company and relocate to the Company's new executive offices in Houston at an increased annual salary of $200,000. This amendment was subsequently ratified by the board.

     Following a reevaluation by the compensation committee of the Company's overall compensation policies, the board approved a base pay increase to $350,000 for Mr. Johnson upon recommendation of the compensation committee, based upon a chief executive salary survey conducted by an independent consulting firm. This increase was intended to reflect Mr. Johnson's increased duties resulting from his promotion to the chief executive officer position. At the same time, the committee recommended and the board approved base pay increases for Messrs. Melcher and Fitzpatrick to $160,000 and $143,000, respectively, based principally upon the recommendation of the chief executive officer.

     Base compensation for senior executives (including the chief executive officer and the other Named Executives) is intended to be competitive with that paid in comparably situated industries, with a reasonable degree of financial security and flexibility afforded to those individuals who are regarded by the board of directors as acceptably discharging the levels and types of responsibility implicit in the various senior executive positions. In the course of considering annual executive salary increases, appropriate consideration is given to the credentials and experience of the individual senior executives, as viewed in the compensation committee's collective best judgment, which necessarily involves subjective as well as objective elements. Should the committee be persuaded that an executive has not met expectations for a protracted period, a recommendation to the board of directors that the executive be terminated would be a more likely eventuality than a reduction in his base compensation.

     Under the Company's revised bonus program, bonuses are capped at percentages of base pay not to exceed 100% for the chief executive officer and lesser percentages for subordinate senior executives. Of the varying percentages, one-half may be awarded on a discretionary basis, and the remainder is entirely objective. The objective component is intended to reflect a policy of requiring a minimum level of Company financial performance for the year before any bonus amount is earned by the executive, with bonus amounts for higher levels of performance directly related to the level achieved. The discretionary bonus component is intended to reflect the individual executive's achievements during the year against personal goals established in consultation with the compensation committee at the beginning of the year; however, such personal development goals were not established until mid-1996 and, therefore, any bonus amounts paid or accrued during the year were entirely discretionary and through July 1996 reflected only the compensation committee's subjective view of each executive's performance. On the basis described above, bonuses have been awarded in respect of 1996 performance as follows: Mr. Johnson--$200,000, of which $178,000 was discretionary; Mr. McAfee--$110,000, of which $97,500 was discretionary; Mr. Melcher--$40,000, of which $30,000 was discretionary; and Mr. Fitzpatrick--$65,000 of which $56,000 was discretionary. In future years, it is to be expected that increasingly more stringent criteria will be used to measure bonus awards payable under both the financial performance and discretionary components of the bonus program.

     The board of directors is of the view that properly designed and administered stock-based incentives for senior executives closely align the executives' economic interests with those of stockholders and provide a direct and continuing focus upon the goal of constantly striving to increase long-term stockholder value. For several years, the Company has sought to encourage such value building for stockholders through the annual award of nonqualified stock options to senior executives. Options were awarded to the Named Executives during 1996, as follows: Mr. Johnson--none; Mr. McAfee--6,250; Mr. Melcher--none; and Mr. Fitzpatrick--12,500. In addition, Mr. McAfee also was awarded options to purchase another 100,000 shares in connection with the employment agreement renegotiation referred to above.

     The compensation committee intends, with any necessary concurrence of the board of directors, to continue to consider alternate forms of stock-based incentives with a view to affording the maximum possible long-term performance based benefits to senior executives at the least possible cost and the greatest attainable economic efficiency to the Company, with such benefits designed as nearly as practicable to align directly the economic interests of professional managers with those of the Company's stockholders.

                       The Compensation Committee
                       T. William Porter, Chairman
                       Thomas N. Amonett
                       James L. Rainey

PERFORMANCE GRAPH

     The following graph shows the cumulative total stockholder return on the Company's Common Stock (trading symbol "ITEQ") since December 14, 1990, the date the Company's Common Stock began trading, as compared to the returns of all companies whose equity securities are traded on the Nasdaq National Market (the "Broad Market") and a peer group (the "Peer Group") selected by the Company. This Peer Group includes Air & Water Technologies Corporation, Environmental Elements Corporation, Midwesco Filter Resources, Inc. and BHA Associates. The graph assumes $100 was invested on December 14, 1990 in the Company's Common Stock, the Broad Markets and the Peer Group and assumes reinvestment of dividends.


                                   [GRAPH]


                  12-14-90   03-28-91    03-31-92    03-31-93    12-31-93    12-31-94    12-31-95    12-31-96
NASDAQ               100      129.83      162.52      185.77       209.1      202.42       283.2      347.51
ITEQ                 100      118.15      178.57       86.87        94.11      45.85        69.98      90.49
COMPARABLES          100      117.66       114.8       85.45        76.14      52.15        52.75      61.46

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company enters into transactions with related parties only with the approval of a majority of the independent and disinterested members of the board of the directors and only on terms the Company believes to be comparable to or better than those that would be available from unaffiliated parties.

     James A. Read was elected a director of the Company in January 1997. On November 18, 1996, the Company entered into a Subordinated Note and Warrant Purchase Agreement pursuant to which the Company borrowed $15 million, which was used as partial consideration for the acquisition of Ohmstede, Inc. Mr. Read is affiliated with International Mezzanine Capital, B.V., which purchased $13,000,000 of the subordinated notes and received a warrant to purchase 1,525,333 shares of the Company's common stock at an exercise price of $5.10 per share. The warrant expires November 2003.

AUDITORS

     Arthur Andersen L.L.P., a certified public accounting firm, has served as the independent auditor of the Company since 1994. While management anticipates that this relationship will continue to be maintained during 1997 and subsequent years, no formal action is proposed to be taken at the annual meeting with respect to the continued employment of Arthur Andersen L.L.P. inasmuch as no such action is legally required. Representatives of Arthur Andersen L.L.P. plan to attend the annual meeting and will be available to answer appropriate questions. Its representatives also will have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

     The audit committee of the board of directors assists the board in assuring that the accounting and reporting practices of the Company are in accordance will all applicable requirements. The committee reviews with the auditors the scope of the proposed audit work and meets with the auditors to discuss matters pertaining to the audit and any other matter which the committee or the auditors may wish to discuss.

LIMITATION ON INCORPORATION BY REFERENCE

     Notwithstanding any reference in prior or future filings of the Company with the Securities and Exchange Commission which purport to incorporate this proxy statement by reference into another filing, such incorporation shall not include any material included herein under the captions "Other Information - Board Report on Executive Compensation" or "Other Information - Performance Graph."

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes of ownership with the Commission. Executive officers, directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the forms received by it, the Company believes that during the year ended December 31, 1996, all filing requirements applicable to the Company's executive officers, directors and 10% shareholders were met, except Mr. Porter was late in filing a Form 3 upon being appointed to the board of directors.

OTHER MATTERS

     Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the Company's 1998 annual meeting of stockholders is required to submit such proposals to the Company on or before December 31, 1997.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, regular employees of the Company may, if necessary to assure the presence of a quorum, solicit proxies in person or by telephone.

     The persons designated to vote shares covered by board of directors' proxies intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

     The persons designated as proxies to vote shares at the meeting intend to exercise their judgment in voting such shares on other matters that may properly come before the meeting. Management does not expect that any matters other than those referred to in this proxy statement will be presented for action at the meeting.

                                        By Order of the Board of Directors



                                        Lawrance W. McAfee,
                                        Executive Vice President, Chief
                                        Financial Officer and Secretary

May 21, 1997

        PROXY                                      ITEQ, INC.
                                                   2727 ALLEN PARKWAY, SUITE 760
                                                   HOUSTON, TEXAS 77019

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                    STOCKHOLDERS TO BE HELD ON JUNE 19, 1997

        The undersigned stockholder of ITEQ, Inc. (the "Company") hereby appoints each of Mark E. Johnson and Lawrance W. McAfee attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 2727 Allen Parkway, Suite 760, Houston, Texas 77019, on June 19, 1997, at 11:00 a.m., central time, and at any adjournments of said meeting, all of the shares of Common Stock which the undersigned may be entitled to vote.

1.  ELECTION OF DIRECTORS  [ ]  FOR the election of Mark E. Johnson, Thomas N.
                                Amonett, Lawrance W. McAfee, Pierre S. Melcher,
                                T. William Porter, James L. Rainey, Jr., and
                                James A. Read as directors.

                           [ ] WITHHOLD AUTHORITY to vote for ALL directors listed above.

                           [ ]  WITHHOLD AUTHORITY to vote ONLY for the
                                directors written on the line below:


                                ----------------------------------------------

                           CONTINUED FROM OTHER SIDE

2. In their discretion, upon such other matters as may properly come before the meeting; hereby revoking any proxy or proxies regarding such matters heretofore given by the undersigned.

The board of directors recommends a vote FOR the nominees and if no specification is made, the shares will be voted for election of the nominees named herein. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.


                                             Dated ......................, 1997

                                             ..................................
                                                   Stockholder's Signature

                                             ..................................
                                                   Stockholder's Signature

Signature should agree with name printed hereon. If Stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.

                PLEASE SIGN AND RETURN IN THE ENVELOPE ENCLOSED